Exhibit 99.2

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Corporate Speakers:

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Participants:

Anthony Christ Odyssey Investments

Shawn Boyd Next Mark Capital

PRESENTATION

Operator

Good morning. My name is Stephanie and I will be your conference operator today. At this time, I'd like to welcome you to Optical Cable Corporation's fourth quarter and fiscal year 2025 earnings conference call. (Operator Instructions)

Ms. Felix, you may begin your conference.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Good morning, and thank you for joining us for Optical Cable Corporation's fourth quarter and fiscal year 2025 conference call. By this time, everybody should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy. On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Caroline and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2025, in some additional detail.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Fiscal year 2025 was a solid year for OCC, driven by the successful execution of our growth strategies and strong positioning in our target markets. We entered into a strategic collaboration with Lightera that expands our growth opportunities, which we believe will be reflected in our topline in fiscal year 2026 and beyond. At the same time, we continue to operate efficiently and benefit from our strong operating leverage to drive gross profit growth.

In fiscal year 2025, we realized the benefits of actions we took the previous year, as the weakness across our industry during the second half of fiscal year 2023 and most of fiscal year 2024 subsided. As a result, in 2025, we were able to capture new opportunities and deliver consolidated net sales of $73 million. Our net sales increased during each quarter of fiscal year 2025, compared to the same periods in fiscal year 2024.

I'm pleased to share that OCC achieved growth by all measures during fiscal year 2025: net sales grew by 9.5%, gross profit grew by 24.1%, gross profit margin increased to 30.9%, compared to 27.3%, and SG&A expenses decreased as a percentage of net sales, all contributing factors to the significant improvements in operating results compared to fiscal year 2024.

OCC benefited from strong operating leverage in fiscal year 2025, and we anticipate this will continue to bolster our results in fiscal year 2026 and beyond.

Our manufacturing operating leverage tends to create disproportionate increases in gross profit as net sales and production volumes increase. While both gross profit and gross profit margin can be impacted by product mix, as OCC's net sales and production volumes increase, substantial fixed costs are spread over higher sales volumes, and importantly, manufacturing efficiencies also tend to increase, particularly for fiber optic cable production. Gross profit disproportionately increased 24.1% as net sales increased 9.5% during fiscal year 2025.

Our SG&A operating leverage also tends to positively impact efficiency and profitability as net sales increase. Many SG&A expenses are relatively fixed costs rather than varying with net sales, including significant public company costs. As a result, OCC's SG&A expenses as a percentage of net sales typically decrease with increased net sales.

OCC's commitment to pursuing new growth opportunities, including expanding our presence in targeted market sectors, and the enhancement of our product solutions offerings, including those resulting from our strategic collaboration with Lightera, will fuel our future success. As demand for cloud computing and artificial intelligence applications continues to accelerate, OCC is capturing the opportunity by expanding our existing presence and product solutions offerings for the data center market. We have continued to expand and innovate both our fiber optic cable product solutions offerings and our cable and connectivity product solutions offerings.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

As previously announced in July 2025, OCC and Lightera entered into a strategic collaboration agreement to expand product offerings and solutions, especially for the data center and enterprise sectors. As a global leader in fiber optic and connectivity solutions, Lightera has a long history of industry-leading innovation, design and manufacturing capabilities, including the production of high-performance optical fibers. As respected manufacturers in the fiber optic industry, OCC and Lightera have partnered in various ways over many years, and this strategic collaboration builds on that long, successful relationship.

Through this strategic collaboration, OCC and Lightera expect to benefit from offering expanded fiber optic and copper cabling and connectivity solutions to the enterprise and data center sectors, as well as an expanded presence in other sectors. The companies have combined portions of the extensive product portfolios of both OCC and Lightera to deliver integrated cabling and connectivity solutions offerings, that will be sold by OCC.

In connection with this strategic collaboration, Lightera has made an investment in OCC, purchasing shares of OCC common stock from OCC and resulting in Lightera holding 7.24% of OCC's outstanding shares.

Looking ahead, OCC remains uniquely positioned in the fiber optic and copper cabling and connectivity industry with differentiated core strengths and capabilities that enable us to offer top-tier products and application solutions and to compete successfully against much larger competitors.

OCC is committed to enhancing and leveraging our core strengths and capabilities to drive long-term value for our shareholders. I'd like to highlight a few of those strengths for you today.

First, is our strong market positions, brand recognition and long-term industry relationships with loyal customers, decision-makers and specifiers, installers and integrators and end-users across a broad range of targeted market sectors.

Second, is our extensive industry experience and expertise with OCC's engineering, sales and business development teams, who are well-respected for their product and application experience and expertise, which enables OCC to create and offer its portfolio of innovative, high-performance products.

Next, OCC has a growing portfolio of innovative fiber optic and copper cabling and connectivity products and solutions that enable us to meet the unique needs of our customers and end-users, as they are well suited for the applications in our various targeted market sectors.

We have significant production availability at our facilities, supported by knowledgeable and experienced manufacturing, quality and engineering teams.

Finally, our broad and diverse geographic footprint enables us to sell into approximately 50 countries every year.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

OCC has earned an exceptional reputation for its service excellence, innovation and entrepreneurial spirit, and we have built a team that embodies OCC's core strengths and capabilities.

As we turn to fiscal year 2026, we are optimistic about our growth opportunities, encouraged by our successes this past year and excited to build on the growing momentum we are creating in our targeted market sectors. We look forward to leveraging our strengths and executing our strategies and initiatives to create long-term value for our shareholders.

I'd like to thank the OCC team for its hard work, its commitment to OCC and those that count on us. Your contributions to the team's accomplishments this past year have been significant. Much has been accomplished by the OCC team this year, and we are confident we are well positioned for future growth in 2026 and beyond. I'd also like to thank our shareholders for your continued support of OCC.

And with that, I'll turn the call over to Tracy, who will review in additional detail our fourth quarter and fiscal year 2025 financial results.

Tracy Smith Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for fiscal year 2025 increased 9.5% to $73 million, compared to net sales of $66.7 million for fiscal year 2024, with sales increases in both our enterprise and specialty markets. At the end of fiscal year 2025, our sales order backlog and forward load was $7.3 million compared to $5.7 million as of October 31, 2024.

Looking forward, we anticipate additional growth opportunities during fiscal year 2026. We continue to expand our product solutions offering for the data center market as demand for cloud computing and artificial intelligence applications continues to accelerate.

Consolidated net sales for the fourth quarter of fiscal year 2025 increased 1.8% to $19.8 million, compared to $19.5 million for the same period in the prior year. We experienced an increase in net sales in both our enterprise and specialty markets during the fourth quarter of fiscal year 2025, compared to the fourth quarter of fiscal year 2024.

Sequentially, OCC's net sales decreased less than 1% during the fourth quarter of fiscal year 2025, compared to net sales of $19.9 million for the third quarter of fiscal 2025.

Turning to gross profit. Our gross profit increased 24.1% to $22.6 million in fiscal 2025, compared to $18.2 million for fiscal 2024. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.9% during fiscal 2025, up from 27.3% for 2024.

Gross profit margin for fiscal year 2025 was positively impacted by higher volumes as fixed charges were spread over higher sales, the impact of operating leverage. Additionally, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Gross profit decreased slightly to $6.3 million in the fourth quarter of fiscal 2025, compared to $6.5 million for the same period last year. Gross profit margin decreased to 31.9% in the fourth quarter of fiscal 2025, compared to 33.5% in the fourth quarter of fiscal 2024.

During the fourth quarter of fiscal year 2025, there was no significant change in gross profit when compared to the third quarter of fiscal 2025. Gross profit margin sequentially increased to 31.9% in the fourth quarter of fiscal 2025, compared to 31.7% during the third quarter of fiscal 2025.

SG&A expenses increased to $23 million in fiscal year 2025, compared to $21.5 million in fiscal year 2024. SG&A expenses as a percentage of net sales were 31.4% in fiscal year 2025, compared to 32.2% in fiscal year 2024.

SG&A expenses increased to $6 million in the fourth quarter of fiscal 2025, compared to $5.9 million for the same period last year. SG&A expenses as a percentage of net sales were 30.4% during the fourth quarter of 2025, compared to 30% during the same period of fiscal year 2024.

The increase in SG&A expenses during the fourth quarter and fiscal year 2025, compared to the same periods last year, was primarily the result of increases in employee and contracted sales personnel-related costs and shipping costs. Included in employee and contracted sales personnel-related costs are compensation costs and sales incentives.

While profitable during the second half of fiscal 2025, OCC recorded a net loss of $1.5 million, or $0.18 per basic and diluted share, for fiscal year 2025, compared to $4.2 million, or $0.54 per basic and diluted share, for the fiscal year 2024.

OCC recorded net income of $49,000, or $0.01 per basic and diluted share, for the fourth quarter of fiscal 2025, compared to net income of $373,000, or $0.05 per basic and diluted share, for the fourth quarter of fiscal 2024.

And with that, I'll turn the call back over to you, Neil.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. We have received a number of questions in advance of the call today and we believe that those would be of interest to most participants so we're going to go through those questions first, and then we will address any remaining live questions from analysts and institutional investors. Because some of those questions overlapped, we did try to combine them in a manner that we're addressing the core questions that were submitted in advance.

Caroline, if you could please read the questions, we're happy to provide our responses.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

QUESTIONS AND ANSWERS

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The first question is, can you update us on the data center opportunity in general? How you feel about it, if the opportunity has strengthened or not during the quarter and any major changes or updates?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. We believe like others in our industry that the data center markets are strong and will continue to grow. I wouldn't say that it had a significant impact in our fourth quarter, but we believe that it will start to impact us in fiscal year 2026. OCC has a presence in the data center market with established market relationships as well as products. Of course as you all know, OCC's products are best suited for multi-tenant data centers or MTDCs, and enterprise data centers, sometimes referred to as Tier 2 and Tier 3 data centers. We're currently working to expand our presence in portions of the data center market, and we're optimistic that the data center market, particularly the multi-tenant data centers and the enterprise data centers will provide an opportunity for revenue growth in fiscal year 2026 for OCC.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, over the last quarters, you have been commenting on improvements in OCC end markets. Have those improvements continued into Q4? Can you comment on new and emerging trends or risks?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes, OCC continues to see strength in most of our targeted market sectors. There are certain market sectors where we've seen some projects delayed, but we do not believe that this has negatively impacted OCC's growth this year or that it would negatively impact OCC's growth in fiscal year 2026. We also believe that the continued growth opportunities in OCC's targeted market sectors for fiscal year 2026 continue to be significant. Of course as we have said in the past and experienced in the past, during the first half of each year OCC does experience the impact of seasonality. And as of now we currently expect that to be the case as well.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. The next question is whether you believe OCC will have any hyperscale data center opportunities?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We've talked about this before, or we've received this question before and as we've noted, that really, our product solution offerings for the data center market are better suited and best suited for the multi-tenant data centers and enterprise data centers. We believe that there's significant growth opportunities in the multi-tenant data centers market segment as well as enterprise data centers, but particularly for the MTDCs and that will provide significant opportunities for OCC in fiscal year 2026. I'd also add that, and Tracy mentioned this in some of her comments, that the multi-tenant data centers also are possibly impacted by the current growth in cloud computing and artificial intelligence. So we believe that that's a true market opportunity for us.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, what do you think the potential sales look like for 2026 and 2027?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

I'll let Tracy take the financial questions.

Tracy Smith Optical Cable Corporation - SVP & CFO

Sure. As we said before, we don't provide forward-looking guidance. However, I will say that we are optimistic about potential increases in sales based on the opportunities that we expect to arise in fiscal 2026, particularly during the second half of fiscal 2026. Our belief is based on what we're seeing in our targeted market sectors as well as our expected opportunities to expand in those market sectors as a result of the strategic collaboration with Lightera.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question. Can you give a sense of the financial metrics behind the operational leverage? For example, how much EPS can impact different forward sales levels if they do, in fact, inflect higher on the collaboration?

Tracy Smith Optical Cable Corporation - SVP & CFO

We can't give you a specific formula. As you all know, operating leverage is a result of fixed costs, in manufacturing and also in SG&A costs, being spread over higher sales. Manufacturing operating leverage is also impacted by product mix sold, which is not a variable that's very easy to predict.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Tracy. Next question is, Q1 and Q2 are typically the weakest quarters in terms of seasonality. Should we still expect the typical seasonality into 2026?

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Tracy Smith Optical Cable Corporation - SVP & CFO

As Neil mentioned, we do continue to see a seasonality impact in our first and second quarters, although there can be exceptions, particularly if there are larger orders that impact the first half of the year or unanticipated macroeconomic conditions during the year.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Got it. Thanks, Tracy. Next question. Is the focus still on Tier 2 data centers or is there some potential to capture some of the Tier 1 data center demand as part of your collaboration?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well, without speaking specifically about the strategic collaboration with Lightera, what I'd say is that OCC’s products are best suited for Tier 2 or multi-tenant data centers and the enterprise data center market and so that's really where our focus is, as we mentioned before. And, I would not expect OCC to directly have any significant participation in Tier 1 or hyperscale data centers. Doesn't mean there couldn't be some impact at some level. And of course the growth in Tier 1 data centers in the market, can impact what kind of growth is being seen in Tier 2 for multi-tenant data centers and other parts of the market. But directly, I wouldn't expect us to have a significant participation at all in the Tier 1 or hyperscale data centers.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. In terms of capacity available and any capacity constraints, are there any changes versus what you commented on last quarter?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

We continue to evaluate our capacity. But right now, we believe that OCC has the capacity to capture the growth opportunities that we expect to see in fiscal year 2026. So I think that really answers that question.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question. OCC has been hiring a lot recently. Can you comment if you have seen any issues to find the right workers, why you saw the need to hire that significantly, and if this will increase OpEx significantly?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. I don't know if I'd characterize our hiring recently as significant. We do have a number of open positions that we are seeking to fill, and that's not unusual for that to be the case. Most of those positions are typically in manufacturing. We are fortunate that OCC has a good record of recruiting and retaining needed talent. But I think, like a lot of businesses generally, not just in our industry, OCC has seen some additional turnover among newly hired personnel. However, OCC has what we believe is a record of unusually low turnover among our longer-term employees.

So we do continue to expect to see hires. I don't expect that to significantly increase operating expense specifically. Of course we are consistently looking at what expenses we're incurring in order to provide the appropriate staffing as well as the appropriate balance of expense relative to our opportunities.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Next question is, can you please provide an update on progress of the Lightera collaboration?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Sure. So OCC and Lightera partnered in various capacities for many, many years. So it's not surprising, because we worked well with them in the past, that our new strategic collaboration with Lightera, I believe, is going well. The Lightera team is exceptional and we think highly of the OCC team as well, obviously. And we believe that the strategic collaboration will create growing opportunities for OCC in fiscal year 2026 and hopefully for, although I can't speak for Lightera, and for Lightera also.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. Last question this morning is, Lightera has recently announced an investment into manufacturing. Is this an indication of strong demand for OCC?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

OCC really can’t comment on announcements that Lightera has made or what their specific business plans are so I'd leave those questions for Lightera, rather than OCC.

Caroline Felix Joele Frank, Wilkinson Brimmer Katcher - Investor Relations

Thanks, Neil. We have no other questions that were provided in advance of the call today at this time.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. So if those are the questions, I guess Operator, Stephanie, if you could let us know if there's any questions from analysts, we're happy to answer them. If you could please, Stephanie, give the instructions for the folks to ask those questions, that would be wonderful. Thank you.

Operator

(Operator Instructions)

We'll take our first question from Anthony Christ with Odyssey Investments.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Anthony Christ Odyssey Investments

Thank you very much. Mr. Wilkin, I have tried to call two or three times, I'm located up in Northern Virginia. My question deals with, is there any visibility into whether or not Lightera may refer us some of the SMF cabling, single-mode fiber cabling or the hollow fiber cabling which is basically Tier 1 products? And if you could -- I know the words -- if you could take a minute and explain what those two products are, I'd appreciate it and then I have a follow-up.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Okay. So hollow core is a type of fiber that's really looking to reduce latency and increase speed in certain applications. So that is something that probably is usable in a lot of different applications. Our engineering team would be better able to answer that question, but as a general matter, that's the case. I can't comment on what people are thinking about with respect to, or what Lightera is thinking about with respect to, how they're going to use that product. But OCC, we partnered with Lightera in a number of different ways, and Lightera is a large fiber producer of various different products that have been leading performance in the industry for many, many years.

So again, our products are more focused on the traditional markets that we've had; enterprise, various parts of the enterprise market as well as a number of specialty markets, including harsh environment and military and others. We use some specialty technologies in some of those products. Then in data centers, we've had a presence in data centers before, but now we're focusing on expanding that and leveraging our current relationships and also focusing on expanding our product offering. I don't know if that really helps specifically on your question.

SMF, specifically, I think of just as a single mode fiber. So that's a more typical product that would be used in data center, although multimode fiber is also used.

Operator

And we'll take our next question from Shawn Boyd with Next Mark Capital.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

He said he had a follow-up question, though. Did you want to take that, Stephanie, first? Anthony did.

Operator

Anthony, would you like to announce your follow-up?

Operator

Your line is open, Anthony.

Anthony Christ Odyssey Investments

Okay, thank you. Dare I ask, Neil, if those two fibers, the SMFs and the hollow case fibers would make -- were competitive with the Corning fibers? And if any automation, AI, would be given us by Lightera to produce them?

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. I'm not the best person to answer the question about how those are going to be used. There's a whole lot of intellectual property and strategy that goes behind which fibers are going into which applications and what plans the fiber manufacturers have. What I can say is that Lightera is known for having leading technology in fiber development, everything from the rollable ribbon fibers to many, many other types of fibers. They've been a leader in many ways and are well respected in that regard. How they plan to deploy those technologies in different markets is not really something that we can comment on. Those are questions that will really be left to Lightera, if they choose to answer them, which they may not be because of the proprietary nature of some of that.

But Anthony, one thing I guess I would add is if you're asking how they compare to Corning, I would suspect that as with any other competitors, Lightera would have a very favorable view of their products, and I think the market does too.

Operator

And we'll take our next question from Shawn Boyd with Next Mark Capital.

Shawn Boyd Next Mark Capital

Good morning. Can you hear me okay?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

It's a little low, but I think we'll be able to make out what you're saying.

Shawn Boyd Next Mark Capital

Okay. Let's give it a shot here. So historically, the company has shown real positive seasonality in its October quarter, its fourth quarter, up double digits sequentially. This year, we didn't quite see that. I thought I might have heard something about delays. So the question is, were there any project delays or pushouts that might have caused that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Well first of all, generally, our seasonality is what we see in the first quarter versus the second quarter -- I mean excuse me, the first half of the year versus the second half of the year. So I don't have the precise percentage in front of me, but the growth that we would have seen from the second quarter to the third quarter would have been, I would expect, in double digits. Sequentially, that wasn't the case from Q3 to Q4, but I would expect Q3 and Q4 to be more equal. Again, with most of the seasonality being -- impacting the first half of the year and seeing positive increases in the second half of the year.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Tracy Smith Optical Cable Corporation - SVP & CFO

And we did see our seasonality this year mirror that from 2024. So for the second half of the year, I think it was 48% in the first half --

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Of total sales.

Tracy Smith Optical Cable Corporation - SVP & CFO

I'm sorry, 46% of total sales in the first half of the year and the rest in the second half of the year, and that was exactly the same in 2025 compared to 2024.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

And we'll be filing our annual report on Form 10-K today, we expect to, in the footnotes we disclose details about some of the seasonality.

Tracy Smith Optical Cable Corporation - SVP & CFO

In the MD&A.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

The other question that you had was, part of the same question you had was, did we see any products that have been delayed impacting the fourth quarter? I don't think that that was significant. And again, I think that those delays aren’t significant overall. I think they’re -- and one of the things that OCC benefits from is we're in many, many different markets geographically, in particular market segments. So sometimes, we'll see big fluctuations in certain market sectors that are not truly visible because they're offset by other fluctuations in other market segments that we're targeting.

Tracy Smith Optical Cable Corporation - SVP & CFO

Let me just correct the seasonality percentage that I stated earlier, it was 46% in the first half of the year and 54% in the second half of the year. That was the same seasonality pattern that we saw in 2024 and 2025.

Transcript: OCC –Q4 2025 Earnings Conference Call – 12/18/25 11:00 AM EST

Shawn Boyd Next Mark Capital

Okay. So the 46%, 54% is the year we just finished, FY '25?

Tracy Smith Optical Cable Corporation - SVP & CFO

Yes, as well as 2024. They were exactly the same.

Shawn Boyd Next Mark Capital

Got it. Okay. That color is helpful. Appreciate that. So just as a follow-up, the collaboration with Lightera which we inked back in July, you indicate that should -- would you start to see that impact the top line in 2026? Can you give us any more color on that? Can we see that in the first half, would it be the second half? And just as a follow-on, why is that taking this long? What negating factors before we see the revenue contribution of that?

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Yes. I mean it's a good question. It also has a lot of details behind it, to say specifically what we're going to see in 2026. We don't provide forecasts on what we're going to see. We do think we're going to see a positive impact, and we've stated that. With respect to the collaboration, as you'd imagine, when you're working with companies in a different way that there is a lot of work that goes into that. I think that the work is going well and expeditiously and that there's a lot of work that's being done, you'd expect that that would be the case before it started to impact sales, but I can't, beyond that, comment on what it is.

I think that what I'd also -- I don't have the quite percentage -- if you'll just hold on for a second. So there was -- I was just confirming -- you talked about the double-digit increase because of seasonality. If you look at what our performance was in the second quarter of 2025 versus the third quarter of 2025, that we do see a double-digit increase in sales which is consistent with the observation that you had made but you wouldn't necessarily expect to see that between the third and fourth quarter because of the seasonality between the first half and the second half, as we described, is fairly consistent.

Operator

There are no additional questions at this time. I'd like to now turn it back to our presenters for any additional or closing remarks.

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Stephanie. I appreciate everyone's questions. We'd like to thank everyone for listening to our fourth quarter and fiscal year 2025 conference call today. As always, we appreciate your time and your investment in Optical Cable Corporation. We hope that you and your families have a wonderful holiday and a happy new year. Thank you.

Operator

Thank you. This brings us to the end of today's meeting. We appreciate your time and participation. You may now disconnect.